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                                                                     EXHIBIT 5.1

                 [LETTERHEAD OF KELLY LYTTON MINTZ & VANN LLP]



                               September 1, 1999



BioLase Technology, Inc.
981 Calle Amanecer
San Clemente, California 92673

     Re:  BioLase Technology, Inc. - Registration Statement on Form S-3
          -------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to BioLase Technology, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale or proposed issuance and sale by the Company of an aggregate of 4,020,200 shares of its Common Stock, par value $.001 per share (the "Shares"), which have been registered for resale pursuant to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

     For purposes of rendering this opinion, we have made such legal and factual inquiries and examinations, including reviews of the Company's charter documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares, as we deem necessary or appropriate. Based on such inquiries and examinations and relying thereon, we are of the opinion that:

     1.  The Shares have been duly authorized.

     2. Those Shares which are presently outstanding have been legally issued and are fully paid and non-assessable.

     3. Those Shares which are not presently outstanding, when and if issued in the manner contemplated in said Registration Statement and in the instruments pursuant to which such Shares are issuable and upon payment therefor in accordance with the terms of such instruments, will be legally issued, fully paid and non-assessable.

     In rendering this opinion, we have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the accuracy of representations made by officers of the Company in certificates delivered to us regarding factual matters.
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     We are licensed to practice law only in the State of California and, except as specifically set forth in this paragraph, render no opinion herein as to matters involving the laws of any jurisdiction other than the State of California and the United States of America. We are generally familiar with the General Corporation Law of the State of Delaware, and this opinion extends to matters governed by the General Corporation Law of the State of Delaware. This opinion is limited to the laws presently in effect and to the facts as they presently exist. We assume no obligation to revise or supplement this opinion should the present laws of the State of California or the United States of America or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise. This opinion is rendered as of the date hereof, and we express no opinion, and expressly disclaim any undertaking or obligation to update this opinion, in respect of changes of circumstances, events or laws subsequent to this date.

     We consent to this opinion being filed as an exhibit to said Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of said Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/ Kelly Lytton Mintz & Vann LLP
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                                    Kelly Lytton Mintz & Vann LLP